Exhibit 99.1

Demandware Names Timothy Adams Chief Financial Officer

Accomplished Finance Leader to Join Executive Team

Burlington, Mass. – May 1, 2014 – Demandware®, Inc. (NYSE: DWRE), the industry’s leading provider of enterprise cloud commerce solutions, today announced that Timothy M. Adams, will join the company as Chief Financial Officer effective June 2, 2014. Mr. Adams will oversee the company’s accounting, financial planning and analysis, investor relations, information technology and facilities functions. Mr. Adams will replace Mr. Scott J. Dussault, who announced in February that he was transitioning from Demandware to pursue other career opportunities.

“Tim will be a great addition to the Demandware team,” stated Tom Ebling, Chief Executive Officer of Demandware. “Through his distinguished career as a CFO, Tim has built a reputation as a well-respected financial leader with a proven track record of managing rapidly growing companies. He will bring valuable executive insight to our organization and will play an important role as we execute our growth strategy. We thank Scott for his leadership as CFO of Demandware and we appreciate his considerable contributions during this transition period.”

“I have admired Demandware as one of the leading technology companies in Boston for a number of years,” stated, Tim Adams. “Demandware is transforming digital commerce, an extremely fast growing, dynamic industry. The company’s state-of-the-art cloud platform and unique business model is attracting some of the world’s most recognizable and well respected brands and retailers. Joining Demandware as CFO is a great opportunity and I am looking forward to working with the executive leadership.”

Mr. Adams brings more than three decades of financial management experience to Demandware. Mr. Adams currently serves as Senior Vice President and Chief Financial Officer of athenahealth, (Nasdaq: ATHN), a leading provider of cloud-based services for electronic heath record (EHR), practice management, and care coordination, a position he has held since 2010. Previously, Mr. Adams served as Chief Investment Officer of Constitution Medical Investors. Earlier in his career, Mr. Adams was Chief Financial Officer at a number of publicly traded companies including Orthofix, a diversified medical device company, Cytyc Corporation, a developer and manufacturer of clinical products focused on women’s health, and Digex, Inc., a web hosting company that was acquired by Worldcom. Mr. Adams also held various executive level positions at Modus Media International, which was acquired by CMGI, Geotrust, which was acquired by Verisign, and GTE Internetworking / BBN Planet. Mr. Adams began his career in public accounting at Price Waterhouse.

The executive search firm The Onstott Group conducted the search on Demandware’s behalf.

About Demandware

Demandware, the category defining leader of enterprise cloud commerce solutions, empowers the world’s leading retailers to continuously innovate in our complex, consumer-driven world. Demandware’s open cloud platform provides unique benefits including seamless innovation, the LINK ecosystem of integrated best-of-breed partners, and community insight to optimize customer experiences. These advantages enable Demandware customers to lead their markets and grow faster. For more information, visit www.demandware.com, call +1-888-553-9216 or email info@demandware.com.

Investor Relations Contact:

Erica Smith

Vice President, Investor Relations, Demandware

Office: 781-425-1222

Email: esmith@demandware.com